UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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BLUELINX HOLDINGS INC.

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BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339

April 27, 2007

Dear Stockholder:

I am pleased to invite you to the 2007 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Wednesday, May 30, 2007 at 2:00 p.m. local time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

On behalf of the Board of Directors, management and employees of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,

Stephen E. Macadam
Chief Executive Officer

BLUELINX HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Wednesday, May 30, 2007 at 2:00 p.m. local time, for the following purposes:

1. to elect ten directors to hold office until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007; and

3. to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 9, 2007 will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors unanimously recommends voting FOR the above proposals.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Barbara V. Tinsley,
Secretary

April 27, 2007
Atlanta, Georgia

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2007 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

Copies of this proxy statement, the form of proxy and the annual report will be mailed to stockholders on or about April 27, 2007. The proxy statement and annual report are also available on our website at www.bluelinxco.com.

Attending the Annual Meeting

The annual meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Wednesday, May 30, 2007 at 2:00 p.m. local time. Holders of our common stock as of the close of business on April 9, 2007 will be entitled to attend and vote at the meeting.

i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000

GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 30, 2007, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Wednesday, May 30, 2007 at 2:00 p.m. local time. This proxy statement and accompanying form of proxy are being first sent or given to our stockholders on or about April 27, 2007. Our annual report on Form 10-K for the year ended December 30, 2006 accompanies this proxy statement.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2007 Annual Meeting of BlueLinx Stockholders.

Who is entitled to vote?

Only our stockholders of record at the close of business on April 9, 2007, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.

What will I vote on?

Two items:

•	the election of ten directors to our Board; and

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen matter raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

How many votes must be present to conduct business at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 31,213,712 shares of common stock outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our secretary, Barbara V. Tinsley, at our principal executive offices, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. Our Board recommends a vote FOR election of the nominated slate of directors, and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

What vote is required to approve each item?

•	Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the ten director nominees receiving the most votes will be elected. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a director nominee.

•	Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for director nominees or the ratification of our independent registered public accounting firm count as “shares present” at the meeting for purposes of determining whether a quorum is present.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

•	FOR the director nominees to the Board listed on the proxy card; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

How will proxies be solicited?

Proxies will be solicited by mail.  Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our annual report on Form 10-K are available on our website, www.bluelinxco.com.

Who are our largest stockholders?

As of the date of this proxy statement, Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P., or Cerberus, owned 18,100,000 shares of our common stock, representing approximately 58% of the then outstanding shares of common stock of BlueLinx.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board currently consists of ten members. Each of our current directors has been nominated for reelection and has consented to stand for reelection.

The terms of all of the members of our Board will expire at the next annual meeting after their election, or until their successors, if any, are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following nominees:

•	Jeffrey J. Fenton

•	Richard S. Grant

•	Stephen E. Macadam

•	Richard B. Marchese

•	Steven F. Mayer

•	Charles H. McElrea

•	Alan H. Schumacher

•	Mark A. Suwyn

•	Lenard B. Tessler

•	Robert G. Warden

Biographical information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2007. Ernst & Young LLP has served as our independent registered public accounting firm since our inception. While stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Ernst & Young LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders.

Fees Paid To Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by Ernst & Young LLP for professional services for fiscal years 2006 and 2005, by category as described in the notes to the table:

	2006	2005

Audit Fees(1)	$2,799,605	$3,430,096
Audit-Related Fees(2)	108,282	199,896
Tax Fees	—	—
All Other Fees	—	—

TOTAL	$2,907,887	$3,629,992

(1)	Primarily includes fees related to audits of our consolidated financial statements, and reviews of interim financial statements and disclosures in filings with the Securities and Exchange Commission (“SEC”). Audit fees also include fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Primarily consists of fees billed for assurance and services reasonably related to the performance of the audit or review of our financial statements, including consultations on accounting matters, services related to certain SEC filings and benefit plan audits.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. There were no non-audit related services performed by Ernst & Young LLP for us during either fiscal year 2006 or fiscal year 2005. To the extent required by applicable law, the fees paid to the independent registered public accounting firm described above for fiscal years 2006 and 2005 were pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.

Our Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Our Board met seven times during our 2006 fiscal year. Each incumbent director attended at least 75% of the total of all board and committee meetings he was entitled to attend during the 2006 fiscal year.

Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange (“NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. Based on its review, the Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no material relationship with us and satisfy the requirements to be considered independent under the NYSE listing standards applicable to audit committee membership: Richard S. Grant, Richard B. Marchese and Alan H. Schumacher. The Board determined that Messrs. Grant and Marchese have no relationship with us or any other matter of any kind that would impair their independence for purposes of serving on our Board. With respect to Mr. Schumacher, the Board considered the fact that Mr. Schumacher serves on the board of another Cerberus controlled company. The Board affirmatively determined Mr. Schumacher serving on the board of directors of two Cerberus portfolio companies is not a material relationship and does not preclude Mr. Schumacher from exercising independent judgment in carrying out his responsibilities.

As further described under “Controlled Company,” below, because we are a “controlled company,” we are exempt from the requirement that our Board be comprised of a majority of independent directors. Five members of our current Board are current or former employees of, or advisors to, Cerberus Capital Management, L.P., or Cerberus, the indirect holder of a majority of the outstanding shares of our common stock, and as such are not independent.

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the two standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our website, www.bluelinxco.com. Each of these committees has the right to retain its own legal counsel and other advisors. All directors are encouraged to attend the annual meeting of stockholders. On the date of the 2006 annual meeting of stockholders there were ten members of the Board and six members were present at the meeting.

Lead Director

The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Fenton, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Barbara V. Tinsley, Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors

The Audit Committee

Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The Audit Committee met 13 times in fiscal 2006. The Audit Committee currently consists of Messrs. Grant, Marchese and Schumacher. As discussed above, our Board has affirmatively determined that Messrs. Grant, Marchese and Schumacher are each “independent,” as such term is defined under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Pursuant to its charter, the Audit Committee is comprised of at least three members appointed by our Board. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC.

The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the audit committee charter is available in print to any shareholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set out in our Code of Ethical Conduct. See “Corporate Governance Guidelines and Code of Ethical Conduct,” below.

The Compensation Committee

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices and trends; (3) make recommendations as to compensation levels for executive officers; (4) approve employment contracts;

(5) administer our equity and other incentive plans; and (6) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Fenton, Schumacher and Suwyn, and met five times during 2006. As further described under “Controlled Company,” below, because we are a “controlled company,” we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. Mr. Fenton is an employee of Cerberus and Mr. Suwyn was formerly an advisor to Cerberus.

The Compensation Committee formally engaged Hewitt Associates to serve as a regular advisor to the Committee on executive compensation issues and to provide recommendations and advice as to executive compensation levels. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee, or to executive officers of the Company. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any shareholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement.

Controlled Company

We are a “controlled company” for purposes of the NYSE listing requirements. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 18,100,000, or approximately 58% of the outstanding shares of our common stock as of the date of this proxy statement. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

Nomination Process

Because we are a “controlled company,” we do not have a standing nominating committee comprised solely of independent directors or any other committee performing similar functions. Such matters are considered at meetings of our full Board. Due to the size of our Board, we do not foresee an immediate need to establish a separate nominating committee or adopt a charter to govern the nomination process. In addition, because we are a controlled company, we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other shareholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Board considers relevant.

Our Board has generally used an informal process to identify and evaluate director candidates. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Board has previously engaged third parties to assist it in identifying qualified independent director candidates. Our Board encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Board believes that it is presented with a diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, our Board seeks to identify director candidates with the highest personal and professional ethics, integrity and values. In the context of the needs of our Board at any given point in time, our Board will seek candidates with diverse experience in business, finance and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders and an understanding of our business. Additionally, our Board requires that director nominees have sufficient time to devote to our business and affairs.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains the name, age and position with our company of each of our executive officers and directors. Their respective backgrounds are described in the text following the table.

Name	Age	Position

Stephen E. Macadam	46	Chief Executive Officer and Director (Director since 2004)
George R. Judd	46	President and Chief Operating Officer
Lynn A. Wentworth	48	Senior Vice President, Chief Financial Officer and Treasurer
David J. Dalton	49	Senior Vice President, West
Duane G. Goodwin	48	Senior Vice President, Supply Chain
Steven G. Skinner	44	Senior Vice President, Industrials
Barbara V. Tinsley	56	Senior Vice President, General Counsel and Secretary
Dean A. Adelman	42	Vice President, Human Resources
Jeffrey J. Fenton	50	Chairman of the Board of Directors (since 2004)
Richard S. Grant	60	Director (since December 2005)
Richard B. Marchese	65	Director (since 2005)
Steven F. Mayer	47	Director (since 2004)
Charles H. McElrea	56	Director (since 2004)
Alan H. Schumacher	60	Director (since 2004)
Mark A. Suwyn	64	Director (since 2005)
Lenard B. Tessler	54	Director (since 2004)
Robert G. Warden	34	Director (since 2004)

Executive Officers

Stephen E. Macadam has served as our Chief Executive Officer since October 2005, and as a member of our Board since June 2004. Prior to his joining our company, Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of Principal in charge of McKinsey’s Charlotte, North Carolina operation. Mr. Macadam is a member of the board of directors of Solo Cup Company. Mr. Macadam received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and a Masters of Business Administration from Harvard Business School, where he was a Baker Scholar.

George R. Judd has served as our President and Chief Operating Officer since May 2004. Prior to that time, he worked for Georgia-Pacific Corporation in a variety of positions managing both inside and outside sales, national accounts and most recently as Vice President of Sales and Eastern Operations since 2002. From 2000 until 2002, Mr. Judd worked as Vice President of the North and Midwest regions of the Distribution Division. He served as Vice President of the Southeast region from 1999 to 2000. Mr. Judd serves on the board of the Building Products Institute in Washington, D.C., and he is past Chair of the National Lumber & Building Material Dealers Association. He also serves on the board of the Girl Scouts of Georgia. He graduated from Western Connecticut State University in 1984 with a Bachelor’s degree in Marketing.

Lynn A. Wentworth has served as our Senior Vice President, Chief Financial Officer and Treasurer since January 2007. Ms. Wentworth was previously employed by BellSouth Corporation since 1985 progressing through a variety of positions of increasing responsibility, including tax, strategic planning, investor relations, financial planning, consumer sales and treasury. Most recently, Ms. Wentworth served as Vice President and

Chief Financial Officer for BellSouth’s Communications Group since 2005. Prior to that, she served as BellSouth’s Vice President and Treasurer from 2003 through 2004. She also served as BellSouth’s Assistant Vice President, Accounts Receivable Management from 2002 through 2003. Prior to joining BellSouth, she held various tax and audit positions in public accounting. Ms. Wentworth earned a Bachelor of Science in Business Administration degree from Babson College in Wellesley, Mass., a Master of Science in Taxation degree from Bentley College in Waltham, Mass., and a Master of Business Administration degree from Georgia State University. She is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants. She also serves on the board of The Community Foundation of Greater Atlanta.

David J. Dalton has served as our Senior Vice President, West since January 2006. Prior to that time, Mr. Dalton served as Vice President of the Mid-Atlantic region since May 2004. Previously, he worked for Georgia-Pacific Corporation in a variety of positions managing both inside and outside sales, and most recently as Vice President/General Manager of the Mid-Atlantic region of the Distribution Division since 1995. He graduated from the University of Massachusetts in 1980 with a Bachelor of Science degree in Wood Science and Technology.

Duane G. Goodwin has served as our Senior Vice President, Supply Chain since December 2005. Prior to that time, Mr. Goodwin was with The Home Depot since April 1994, where he served in a variety of positions including Vice President/Merchandising — Hardware from July 2003 to February 2005, Vice President Global Sourcing from July 2000 to July 2003, and Divisional Merchandise Manager from April 1999 to July 2000. Before this Mr. Goodwin was with Wal-Mart Stores, Inc., where he served in a variety of roles from 1985 through April 1994. Prior to joining our Company, Mr. Goodwin also served as an outside consultant to Cerberus beginning in June 2005.

Steven G. Skinner has served as our Senior Vice President, Industrials since January 2007. Prior to that time he served as our Senior Vice President, Strategy & Business Development since December 2005. Previously, Mr. Skinner served as President and CEO of Peppers & Rogers Group/Carlson Marketing Group, a management consulting and marketing services company, since 2000. Before this, Mr. Skinner was a Principal with McKinsey & Company, where he was a leader of its transportation and marketing practices. From 1985 to 1989 Mr. Skinner was Manager of Construction Sales at Johnson Controls, Inc. Mr. Skinner received a Bachelor of Mechanical Engineering degree, summa cum laude, from Georgia Institute of Technology, and a Masters of Business Administration degree from Harvard Business School. Prior to joining our Company, Mr. Skinner also served as an outside consultant to Cerberus beginning in July 2005.

Barbara V. Tinsley has served as our Senior Vice President, General Counsel and Secretary since May 2004. Prior to that time, Ms. Tinsley served as Associate General Counsel for Cendian Corporation since September 2002, and as Assistant General Counsel for Mitsubishi Electric and Electronics USA, Inc. from October 2000 until September 2002. From August 1998 until August 2000, Ms. Tinsley served as Corporate Compliance Officer for The Home Depot. She was Chief Counsel to Georgia-Pacific Corporation’s Distribution Division from 1992 to 1998 and represented a number of other divisions of Georgia-Pacific from 1987 to 1992. Prior to that, Ms. Tinsley was an Assistant United States Attorney with the Department of Justice for five years. Ms. Tinsley previously served as Chairman of the Antitrust Section of the State Bar of Georgia. Ms. Tinsley received a Bachelor of Arts degree, magna cum laude, in 1971 from Emory University and a Juris Doctor degree, with distinction, from Emory in 1975. She also serves on the board of the Devereux Georgia Treatment Network.

Dean A. Adelman has served as our Vice President — Human Resources since October 2005. Prior to that time, he served as Vice President Human Resources, Staff Development & Training for Corrections Corporation of America. Previously, Mr. Adelman served as Vice President Human Resources for Arby’s Inc. (formerly RTM Restaurant Group) from 1998 to 2002. From 1991 to 1998, Mr. Adelman served as senior counsel for Georgia-Pacific Corporation. Mr. Adelman received a Bachelor of Arts degree from the University of Georgia in 1987 and a Juris Doctor degree, cum laude, from the University of Georgia in 1990.

Nominees for Election as Director

Jeffrey J. Fenton has served as a member of our Board since June 2004 and as the Chairman of our Board since August 2004. Mr. Fenton is currently Portfolio Chairman of Cerberus Operations and Advisory Company, an affiliate of Cerberus. Previously, he served as Chief Executive Officer and principal of Devonshire Advisors LLC from 2003 to January 2007. Prior to that time, from 2000 to October 2002, Mr. Fenton served as the Chief Executive Officer of Maxim Crane Works. Mr. Fenton served as the Chief Executive Officer of GE Capital Modular Space and as an officer of GE Capital Corporation from 1998 to 1999. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Richard S. Grant has served as a member of our Board since December 2005. Previously, Mr. Grant served as a director of The BOC Group plc, until his retirement in 2002. Over thirty years of service with The BOC Group, Mr. Grant held various management positions, most recently as Chief Executive of BOC Process Gas Solutions, Chairman of CNC sa, a Mexican joint venture company, and he had group responsibility for Technology, Latin America and Continental Europe. Previous responsibilities included service as the BOC Regional Director for South Pacific/South Asia, Chairman of Elgas Ltd, an Australian LPG distributor, and before that as President of Ohmeda Medical Devices and Chief Executive Officer of Glasrock Home Healthcare Inc. Mr. Grant currently serves on the Board of Compass Minerals International Inc, where he is lead director, a member of the audit committee, and Chair of the nominating corporate governance committee. He also serves on the Board of Distributed Energy Systems Corporation, where he is a member of the compensation committee.

Stephen E. Macadam has served as our Chief Executive Officer since October 2005, and as a member of our Board since June 2004. As an executive officer of our company, Mr. Macadam’s background is described above.

Richard B. Marchese has served as a member of our Board since May 2005. He served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation since 1989 before retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, and prior to that he served as the Controller of the Resin Division of Georgia-Pacific Corporation. Mr. Marchese is a member of the board of directors of Nalco Holding Company and Quality Distribution Inc. and a member of the board of managers of Quality Distribution LLC.

Steven F. Mayer has served as a member of our Board since May 2004. He is a Managing Director of Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the boards of directors of LNR Property Holdings Corp., Decision One Corporation, and Talecris Biotherapeutics Holdings Corp. Mr. Mayer received his A.B., cum laude, from Princeton University and his juris doctor degree, magna cum laude, from Harvard Law School. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Charles H. (Chuck) McElrea served as our Chief Executive Officer from May 2004 until his retirement from that position in October 2005, and has served as a member of our Board since May 2004. Prior to that time, Mr. McElrea worked at Georgia-Pacific for 26 years, most recently as President of the Distribution Division for four years and as Vice President of Finance, Information Technology and Strategy of Containerboard and Packaging for one year. Mr. McElrea held several other senior management positions including Vice President of Distribution Division Integrated Business Systems, Vice President of Packaging Division Business Planning & Logistics, Vice President of Pulp & Paper Logistics, Vice President of Purchasing and Vice President of the Bleached Board Division. He also held company positions in both manufacturing and finance/accounting. Mr. McElrea received a Bachelor’s degree in Business from California Polytechnic State University in 1977.

Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Multimax Inc. and has been a director of that company since September 2006. He also is a member of the board of directors of Quality Distribution Inc. and a member of the board of managers of Quality Distribution LLC and has served on those boards since May 2004. Mr. Schumacher is a member of the Federal Accounting Standards Advisory Board and has served on that board since 2002. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where, from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and, from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer.

Mark A. Suwyn has served as a member of our Board since May 2005. Mr. Suwyn is the Chief Executive Officer of NewPage Corporation, a position he has held since March 2006. Previously, he served as the Chairman and Chief Executive Officer of Louisiana-Pacific Corporation from 1996 to 2004. From 1992 to 1995, Mr. Suwyn served as Executive Vice President of International Paper Co. Mr. Suwyn has also served as Senior Vice President of E.I. du Pont de Nemours and Company. Mr. Suwyn currently sits on the boards of United Rentals, Inc., NewPage Holding Corporation, NewPage Corporation and Ballard Power Systems Inc. Mr. Suwyn has previously served as a senior member of the operations team of Cerberus and as an advisor to Cerberus. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Lenard B. Tessler has served as a member of our Board since March 2004. Mr. Tessler is a Managing Director of Cerberus, which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler serves as a member of the board of directors of GMAC LLC, NewPage Holding Corporation and NewPage Corporation. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Robert G. Warden has served as a member of our Board since May 2004. Mr. Warden is a Managing Director of Cerberus, which he joined in February 2003. Prior to joining Cerberus, Mr. Warden was a Vice President at J.H. Whitney from May 2000 to February 2003, a principal at Cornerstone Equity Investors LLC from July 1998 to May 2000 and an associate at Donaldson, Lufkin & Jenrette from July 1995 to July 1998. Mr. Warden graduated with an AB from Brown University in 1995. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our secretary, Barbara V. Tinsley, at our principal executive offices, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” on page 30 of this proxy statement and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication.

All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 9, 2007 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Outstanding(14)

Stephen Feinberg(1)(2)	18,100,000	57.99%
Barclays Global Investors, NA(3)	1,957,921	6.27%
Stephen E. Macadam(4)	289,688	*
George R. Judd(5)	581,586	1.86%
Lynn A. Wentworth	35,000	*
Barbara V. Tinsley(6)	62,249	*
Duane G. Goodwin(7)	31,869	*
Steven G. Skinner(8)	58,869	*
David J. Dalton(9)	31,330	*
Dean A. Adelman(10)	26,629	*
Jeffrey J. Fenton	105,500	*
Richard S. Grant(11)	10,000	*
Richard B. Marchese(12)	10,000	*
Steven F. Mayer(13)	0	0
Charles H. McElrea	350,000	1.12%
Alan H. Schumacher	7,750	*
Mark A. Suwyn(14)	0	0
Lenard B. Tessler(2)	0	0
Robert G. Warden(2)	0	0
Directors and executive officers as a group (17 persons)	1,600,650	5.08%

*	Less than one percent.

(1)	Cerberus ABP Investor LLC is the record holder of 18,100,000 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus ABP Investor LLC. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 18,100,000 shares of our common stock.

(2)	The address for Messrs. Feinberg, Tessler and Warden is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.

(3)	Information presented is based on a Schedule 13G dated January 9, 2007 by Barclays Global Investors, NA (“Investors NA”), Barclays Global Fund Advisors (“Advisors”), Barclays Global Investors, Ltd.

(“Barclays Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited (“Japan Trust”) and Barclays Global Investors Japan Limited (“Barclays Japan”). The Schedule 13G indicates that Investors NA beneficially owns 1,758,320 shares and Advisors beneficially owns 199,601 shares, for a total of 1,957,921 shares. The business address for Investors NA and Advisors is 45 Fremont Street, San Francisco, CA 94105. The business address for Barclays Ltd. is Murray House, 1 Royal Mint Court, London, UK, EC3N 4HH. The business address for Japan Trust and Barclays Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Toyko 150-0012 Japan.

(4)	Mr. Macadam’s ownership includes options to purchase 172,124 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(5)	Mr. Judd’s ownership includes options to purchase 15,730 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(6)	Ms. Tinsley’s ownership includes options to purchase 4,234 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(7)	Mr. Goodwin’s ownership includes options to purchase 14,234 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(8)	Mr. Skinner’s ownership includes options to purchase 41,234 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(9)	Mr. Dalton’s ownership includes options to purchase 7,082 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(10)	Mr. Adelman’s ownership includes options to purchase 8,994 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(11)	Mr. Grant’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(12)	Mr. Marchese’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable as of April 9, 2007, or that will become exercisable within 60 days of that date.

(13)	The address for Mr. Mayer is c/o Cerberus California, Inc., 11812 San Vicente Boulevard, Los Angeles, CA 90049.

(14)	The address for Mr. Suwyn is c/o NewPage Corporation, Courthouse Plaza NE, Dayton, OH 45463.

(15)	The percentage calculations are based on 31,213,712 shares of our common stock outstanding on April 9, 2007.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during our 2006 fiscal year, or written representations from certain reporting persons, we believe that our directors, executive officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for our 2006 fiscal year, except that Mr. Dalton filed one Form 4 five days late due to an administrative error.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer and the other named executive officers identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. New rules regarding the disclosure of compensation to named executive officers became effective with this proxy statement, so disclosures contained in this discussion and the tables and other disclosures under “Compensation of Executive Officers” may not be comparable to prior years.

The Committee regularly consults with management regarding employee compensation matters. The compensation of our Chief Executive Officer is largely determined by his employment agreement. The terms of his employment agreement were established based on a review of the compensation he was receiving from his former employer as well as our review of the market data for chief executive officer compensation at comparator companies which was provided by Hewitt Associates (“Hewitt”) in the 2005 compensation benchmarking survey. Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained an outside compensation consultant, Hewitt, to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and recommendations from Hewitt. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for 2006 of our named executive officer compensation policies and procedures.

Compensation Policies and Objectives

Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company.

Our executive compensation program is based on the following principles:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the marketplace; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.

Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with whom we compete for executive talent in order to enhance our ability to attract and retain key executive leadership. In this regard, the Committee directed the Company to engage Hewitt to perform a benchmark study of the Company’s compensation structure in 2005. In evaluating our compensation program, the Committee considered the level of compensation paid to executive officers in comparable executive positions within two comparator groups. Hewitt developed a list of companies for the Committee to consider for use in the comparator groups. The Committee and the Company’s Chief Executive Officer and Vice President, Human Resources reviewed the lists of companies selected by Hewitt. The Committee then determined what companies were ultimately included in the comparator groups.

The first comparator group consists of 23 general industry companies with a focus on distribution, building products and other manufacturing and annual revenues between $1.2 and $12.2 billion. This group comprised the following companies: American Standard Companies Inc.; Anderson Corporation; Beazer Homes USA, Inc.; Boise Cascade Corporation; Goodrich Corporation; Ingersoll-Rand Company; Jacuzzi Brands Inc.; Kohler Company; Lennox International Inc.; Masco Corporation; Maytag Corporation; Owens Corning; Pactiv Corporation; Schneider National Inc.; Steelcase Inc.; Temple-Inland Inc.; The Black & Decker Corporation; The Scotts Company; The Sherwin-Williams Company; USG Corporation; Vulcan Materials Company; W.W. Grainger Inc.; and Whirlpool Corporation.

The second comparator group consists of 21 companies representing the distribution and building products industries with annual revenues between $638 million and $9.3 billion. This group comprised the following companies: Amcon Distributing Company; Andersons Inc.; Applied Industrial Technologies Inc.; Beacon Roofing Supply Inc.; Building Materials Holding Corporation; Builders FirstSource Inc.; Fastenal Company; Genuine Parts Company; Handleman Company; Hughes Supply Inc.; Huttig Building Products Inc.; Interline Brands Inc.; MSC Industrial Direct; Rush Enterprises Inc.; Russel Metals Inc.; UAP Holding Corporation; United Rentals Inc.; Universal Forest Products; Watsco Inc.; Wesco International Inc.; and WW Grainger Inc.

Hewitt’s comprehensive benchmarking study focused on a number of elements to compare the Company to companies within these comparator groups, including base salaries, target bonuses and actual bonuses paid, actual annual equity awards, total cash compensation, benefits and total compensation. The Company and the Committee reviewed information from these comparator companies to assist them in establishing the compensation program for the Company, setting our executive officers’ compensation and benefits to be competitive with those of executive officers in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives. The Committee periodically consults with Hewitt on compensation issues and may periodically engage consultants in the future to advise on the ongoing competitiveness of our compensation programs as warranted. In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Hewitt, informal market surveys, various trade group publications and other publicly available information.

Elements of Compensation

Compensation for our named executive officers consists of four general components:

•	Base salary;

•	Annual performance-based cash awards;

•	Long-term equity incentive compensation; and

•	Other perquisite and benefit programs.

The appropriate mix and amount of compensation for each executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with the Chief Executive Officer. The Chief Executive Officer’s compensation structure is largely established by his employment agreement, although the Committee may increase any component of compensation provided by such agreement. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.

Several members of the Company’s executive team are relatively new to BlueLinx and therefore certain elements of their compensation, including base salary and, in some cases, short and long-term incentives, were established in an effort to attract them to join BlueLinx. In establishing these compensation structures, the Committee applied the principles described in this discussion, as well as individual considerations to attract the executive officer to join BlueLinx.

•	Mr. Macadam, our Chief Executive Officer, entered into an employment agreement with the Company in October 2005, which was approved by the full Board. Pursuant to the agreement, his base salary was $700,000 in 2006 and will be adjusted to $750,000 in 2007 and $800,000 in 2008. In addition, he is entitled to receive a minimum cash bonus award of $350,000 for 2006, with any bonuses earned for 2007 and 2008 to be paid pursuant to the terms of the Company’s annual short term incentive plan, or STIP, which is described below. Finally, he is entitled to an annual equity grant, payable in Company stock or options, valued at $750,000 in each of 2006, 2007 and 2008.

•	Mr. Skinner, our Senior Vice President, Industrials, joined the Company in December 2005 with an annual base salary established at $250,000. This compensation level was established based on a review of the market data for compensation of executive officers in similar positions at comparator companies which was provided by Hewitt in the 2005 compensation benchmarking survey.

•	The annual base salary of Mr. Judd, our President and Chief Operating Officer, was adjusted to $310,000 in May 2006 to reflect his increasing responsibilities and performance. Mr. Macadam recommended, and the Committee approved, a further adjustment to Mr. Judd’s annual salary in February 2007 to $450,000. This subsequent adjustment was based on (1) Mr. Judd’s performance and his critical role within the Company related to our operating results and future growth objectives, (2) competitive market salaries for similar positions in the industry, based on data provided in the Hewitt benchmarking survey, and (3) the need to equitably balance Mr. Judd’s compensation in relation to his peers on the Company’s executive team. Mr. Judd is not covered by an employment agreement that governs the terms of his compensation.

•	Mr. Morris, who departed as the Company’s Chief Financial Officer on December 31, 2006, had an annual base salary of $226,000 for 2006. His salary was established at that level in 2005 based on his role within the Company and in order to balance his compensation in relation to the compensation of the other executives employed by the Company at such time. We hired Lynn Wentworth as our Chief Financial Officer pursuant to an employment agreement effective January 22, 2007. Pursuant to the agreement, her base salary is $400,000 for 2007. In addition, she is entitled to receive a minimum cash bonus award of $240,000 for 2007, with any future bonuses to be paid pursuant to the terms of the STIP. She is also entitled to an annual equity grant, payable in Company stock or options, valued at $400,000 in each of 2007, 2008 and 2009. Ms. Wentworth’s compensation was established based on a review of the compensation she was receiving from her former employer at that time as well as our review of the market data for chief financial officer compensation at comparator companies which was provided by Hewitt in the 2005 compensation benchmarking survey.

•	The annual base salary of Mr. Dalton, our Senior Vice President, West, was adjusted to $250,000 in June 2006 in connection with his assuming the role of Senior Vice President, West and relocating from Atlanta to Denver. Pursuant to the terms of his letter agreement, he is also entitled to receive a minimum cash bonus award of $100,000 in 2006 and $50,000 in 2007, with any future bonuses to be paid pursuant to the terms of the STIP.

The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presented recommendations and proposals on 2006 compensation, which were developed in consultation with our Vice President, Human Resources and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels and payout levels for the annual cash bonus program under the Company’s STIP, and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Compensation Committee considered these recommendations before determining compensation. The Chief Executive Officer’s minimum compensation is established through 2008 in his employment agreement.

Base Salary

Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary is established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee then considers such matters and approves base salary as to the named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive.

Annual Bonuses

We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual profitability and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

In February 2006, the Committee approved the STIP goals for fiscal 2006, which provide for cash incentives upon the achievement of pre-established corporate goals. At such time, the Committee established the financial goals used in establishing bonus targets for fiscal 2006 under the STIP. These criteria are applicable to all participants under the STIP, including the Company’s named executive officers. There are approximately 275 participants eligible for awards under the STIP, consisting of the Company’s manager level employees through the named executive officers.

Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses are subject to adjustment by the Committee, in its discretion, based on the executive’s individual performance and contribution to the Company during the year.

The Committee established the financial performance metrics for the STIP for 2006 as: (i) corporate earnings before interest, tax, depreciation and amortization; (ii) corporate return on net assets; (iii) branch or region earnings before interest and taxes, for branch and region level participants, and (iv) branch or region return on working capital, for branch and region level participants. The threshold, target and maximum bonus percentages for 2006 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

	Threshold	Target	Maximum

Stephen E. Macadam	37.5%	75%	150%
George R. Judd	32.5%	65%	130%
Steven G. Skinner	30%	60%	90%
David J. Morris	27.5%	55%	110%
David J. Dalton	25%	50%	100%

Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For fiscal 2006, 60% of a named executive officer’s potential STIP award was based on (i) corporate earnings before interest, tax, depreciation and amortization and (ii) corporate return on assets; with each component accounting for 60% and 40% respectively, of the total corporate financial objective portion of the potential award. The other 40% of the named executive officer’s potential STIP award in 2006 was allocated based on individual performance.

The Committee determined that the Company did not achieve the pre-established threshold level for either of the financial performance targets in 2006, so no incentive compensation payments were awarded to the named executive officers under the 2006 STIP. However, cash bonuses were paid to certain named executive officers based on prior agreements. Pursuant to the terms of his employment agreement, Mr. Macadam received a one time guaranteed cash bonus of $350,000 for 2006. Mr. Skinner received a one time guaranteed cash bonus of $150,000 for 2006 that was agreed to when Mr. Skinner joined the Company in December 2005. Mr. Dalton received a cash bonus of $200,000 in connection with his promotion to Vice President, West and his relocation from Atlanta to Denver. The Committee may in the future exercise similar discretion as to awards outside the STIP based on relevant factors at such time.

Long Term Equity Incentive Plan

The purpose of our Long Term Equity Incentive Plan, or LTIP, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIP is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders.

In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors, such as each individual’s performance and responsibilities.

In June 2006, the Committee awarded a total of 355,942 options and 147,412 shares of restricted stock to the Company’s executives, which included the following grants to the named executive officers: Mr. Macadam (110,619 options and 45,774 shares); Mr. Judd (78,647 options and 32,543 shares); Mr. Dalton (10,000 options and 5,055 shares); and Mr. Skinner (21,169 options and 8,760 shares). These options were issued with a strike price of $14.01, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

The option awards vest ratably over five years assuming the participant’s continued employment and vest immediately in the event of the participant’s death, permanent disability, or upon a change in control of the Company. The restricted stock awards vest five years from the date of the grant but are subject to accelerated vesting in the event the Company’s stock price reaches the following pre-established levels for at least 90 consecutive days:

Cumulative Percentage
of Award Shares Vested

Average Company Share Price Increases to $16.11	33.333%
Average Company Share Price Increases to $18.53	66.66%
Average Company Share Price Increases to $21.31	100%

In no event can greater than 33.333% of the awards vest before one year from the date of the grant. These vesting targets were determined based on compounded stock price appreciation of 15% from the market price of our common stock of $14.01 on the date of the grant and are used for compensatory purposes only. This rate of stock price appreciation is not the Committee’s or the Company’s estimate or projection of future prices for the Company’s stock.

Additionally, Mr. Skinner was awarded 185,000 options on January 3, 2006 as part of his incentive package to join the Company. The options were issued with a strike price of $11.25, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant. The options vest ratably over a five year period.

Defined Contribution Plan

The Company provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. The named executive officers participate in the plan on substantially the same terms as our other participating employees. We believe that these benefits are comparable to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers are generally provided a car allowance, payment of certain club dues, life insurance and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Costs of the perquisites and personal benefits described above for the named executive officers for fiscal 2006 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in this Proxy Statement in the “All Other Compensation” column. See “Compensation of Executive Officers.”

Employment Agreements and Change in Control Agreements

Employment Agreement with Chief Executive Officer

We entered into an employment agreement with Stephen E. Macadam to serve as our Chief Executive Officer effective October 20, 2005. The employment agreement expires on December 31, 2008, except that it will be renewed automatically for one additional year unless either party provides prior written notice of non-renewal thirty days in advance of the original expiration date. Pursuant to his employment agreement, Mr. Macadam received a $600,000 signing bonus from the Company in October 2005 and his annual base salary was paid at the rate of $700,000 for 2005 and 2006, and is to be paid at the rate of $750,000 for 2007 and $800,000 for 2008. Mr. Macadam is also eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 75% of his base salary up to a maximum of 150% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the bonus plan. For 2006, Mr. Macadam was guaranteed to receive a minimum bonus of 50% of his base salary, and in 2007 and thereafter Mr. Macadam will participate in the STIP. For each of fiscal years 2006, 2007 and 2008, Mr. Macadam is also entitled to receive an annual equity grant equivalent to $750,000 in value, payable in the form of awards of stock options and/or shares of restricted stock under the Company’s long-term equity incentive plan as then in effect, all on such terms and conditions as the Committee shall determine in accordance with the provisions of such plan. In addition, the employment agreement provides that Mr. Macadam is eligible to participate in all benefit programs for which senior executives are generally eligible.

The employment agreement also provided that Mr. Macadam receive an option to purchase 750,000 shares of the Company’s common stock. This option was granted under the Company’s 2004 Equity Incentive Plan pursuant to a stock option agreement dated October 20, 2005 that provides, among other things, that the exercise price of the option is $13.50 per share, and that the option vests in five equal annual installments beginning on October 20, 2006. The exercise price of the option of $13.50 per share was determined based on the price of the Company’s common stock for its initial public offering. These options were issued with a strike price above the then current market price of the Company’s common stock, which was $12.80 per share based on the closing price of the Company’s common stock on the day preceding the grant date.

Under his employment agreement, the Company may terminate Mr. Macadam’s employment for cause or without cause. If Mr. Macadam’s employment is terminated without cause or he resigns for good reason, the agreement provides Mr. Macadam with, among other things, payment equal to two times his annual base salary in effect immediately prior to the date of termination, plus two times the cash bonus amount received by Mr. Macadam for the fiscal year prior to the year of the termination of his employment, payable in twenty-four equal monthly installments commencing six months after the date of termination. If the Company terminates the agreement for cause, or it is terminated due to death, disability, or the voluntary termination of Mr. Macadam, then the Company will make no further payments except those obligations already accrued.

The employment agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until the second anniversary of his date of termination.

Employment Agreement with Chief Financial Officer

Ms. Wentworth’s agreement with BlueLinx was effective January 22, 2007. The Agreement expires on December 31, 2009, except that it will be renewed automatically for one additional year unless either party provides prior written notice of non-renewal thirty days in advance of the original expiration date. Ms. Wentworth’s annual base salary shall be paid at the rate of $400,000 per year prorated for the portion of any partial year during which she is employed by the Company. Ms. Wentworth shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 60% of her base salary up to a maximum of 120% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the bonus plan. For fiscal 2007, Ms. Wentworth is guaranteed to receive a bonus of 60% of her base salary. For each of fiscal 2007, 2008 and 2009, Ms. Wentworth is also entitled to receive an annual equity grant equivalent to $400,000 in value payable in the form of awards of stock options and/or shares of restricted stock under the Company’s long-term equity incentive plan as then in effect, all on such terms and conditions as the Committee shall determine in accordance with the provisions of such plan. In addition, the Agreement provides that Ms. Wentworth is eligible to participate in all benefit programs for which senior executives are generally eligible.

Ms. Wentworth also received 10,000 restricted shares of the Company’s common stock on January 22, 2007. The shares were issued pursuant to the Company’s 2006 LTIP. The shares vest over a one-year period, but if Ms. Wentworth’s employment is terminated without cause or if she resigns for good reason within the first year, these 10,000 shares will immediately vest. Ms. Wentworth also received an option to purchase 100,000 shares of the Company’s common stock on January 22, 2007. The option was granted under the Company’s 2006 LTIP. The option vests in five equal annual installments beginning on January 22, 2008. The option exercise price of $11.22 was determined based on the closing price of the Company’s common stock on the day preceding the grant date of January 22, 2007.

Under her agreement, the Company may terminate Ms. Wentworth’s employment for cause or without cause. If Ms. Wentworth’s employment is terminated without cause or she resigns for good reason, the agreement provides Ms. Wentworth with, among other things, payment equal to two times her annual base salary in effect immediately prior to the date of termination, plus two times the cash bonus amount received by Ms. Wentworth for the fiscal year prior to the year of the termination of her employment or, if such termination occurs within the first year of Ms. Wentworth’s employment, a cash bonus equal to $240,000. Such sum is payable in twenty-four equal monthly installments commencing six months after the date of termination. The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of eighteen months following her date of termination.

Employment Letter with Senior Vice President, Industrials

We entered into an employment letter with Steven Skinner to serve as our Senior Vice President effective December 30, 2005. Mr. Skinner received a $200,000 signing bonus from the Company in December 2005 and his annual base salary is $250,000. Mr. Skinner also was eligible to receive an annual bonus in 2006 pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 60% of his base salary up to a maximum of 90% of base salary, based upon satisfaction of performance goals and bonus criteria defined and approved by the Committee. For 2006 only, Mr. Skinner was guaranteed to receive a minimum bonus of 60% of his base salary, regardless of whether performance goals for 2006 were met. In addition, the employment letter provides that Mr. Skinner is eligible to participate in all benefit programs for which senior executives are generally eligible.

The employment letter also provided that Mr. Skinner receive an option to purchase 185,000 shares of the Company’s common stock. This option was granted under the 2004 LTIP pursuant to a stock option agreement dated January 3, 2006 that provides, among other things, that the exercise price of the option is $11.25 per share, and that the option vests in five equal annual installments beginning on January 3, 2007. The option exercise price of $11.25 was determined based on the closing price of the Company’s common stock on the day preceding the grant date of January 3, 2006.

Mr. Skinner is entitled to certain benefits if his position is eliminated or the Company relocates his office more than 50 miles from Atlanta, Georgia within 180 days of a change in control occurring before December 30, 2008. Under these circumstances, the Company is required to pay Mr. Skinner a lump sum amount equal to twelve months of his base salary, at the rate in effect immediately prior to the elimination or relocation.

Employment Letter with Senior Vice President, West

We entered into an employment letter with David Dalton to serve as our Senior Vice President effective January 17, 2006. Mr. Dalton’s annual base salary was adjusted up to $225,000, with an additional guaranteed $25,000 increase in June 2006. Mr. Dalton was also eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan for 2006, the annual bonus potential was set at a threshold of 25%, a target of 50%, and a maximum of 100% of his base salary for 2006, based upon satisfaction of performance goals and bonus criteria defined and approved by the Committee. Mr. Dalton was guaranteed to receive a minimum bonus of $100,000 for 2006 and is guaranteed $50,000 for 2007. For subsequent years Mr. Dalton will be eligible for bonuses pursuant to the terms of the Company’s STIP.

The employment letter provides that employment is “at will,” but if Mr. Dalton’s employment is terminated other than for cause, he will be entitled to certain benefits. For purposes of his agreement “cause” shall mean (i) commission of a felony, (ii) acts of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company, (iii) material breach of the employment letter agreement, (iv) failure to follow written direction of the Chief Executive Officer or President of the Company, or (v) conduct that is fraudulent, unlawful and materially injurious to the Company. If terminated, other than for cause, within 18 months, he will receive 36 months severance pay. If terminated, other than for cause, after 18 months of employment, such severance pay will be reduced by one month for each additional month worked until severance pay reaches 12 months. Thereafter, Mr. Dalton will receive 12 months severance pay if terminated other than for cause. Severance pay will be based on the combined amount of salary and bonus for the year preceding the termination. In addition, Mr. Dalton’s options issued under the 2004 LTIP and subject to time based vesting will immediately vest and be exercisable for three months following the termination date.

Executive Severance Agreement with President and Chief Operating Officer

We entered into a letter agreement, effective May 7, 2004, with George R. Judd to define his continuing obligations during and after his employment as well as payments that he would be entitled to following the termination of his employment with the Company.

If the Company terminates Mr. Judd’s employment without cause or if he resigns for good reason, he will be entitled to, among other things, payment equal to two times his annual base salary in effect immediately prior to the date of termination, plus two times the cash bonus amount received by Mr. Judd for the fiscal year prior to the year of the termination of his employment. Payment will be made in equal monthly installments over a 24 month period from the date of termination.

The letter agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of eighteen months following his date of termination.

Consulting Agreement with Former Chief Financial Officer

On November 17, 2006 we entered into a Consulting Agreement with David J. Morris pursuant to which Mr. Morris resigned from active employment with the Company effective December 31, 2006 and we agreed to pay Mr. Morris a consulting fee payable in installments as follows: (1) one installment in the amount of

$173,940 is due and payable six months after his resignation date and (2) each month thereafter, for a period of eighteen months, the amount of $28,990 is payable. The Consulting Agreement also contains confidentiality provisions, as well as a covenant not to compete during the term of the agreement.

Internal Revenue Code Section 162(m)

In making compensation decisions, the Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2006 Annual Report on Form 10-K.

Mark Suwyn, Chairman
Jeffrey Fenton
Alan Schumacher

COMPENSATION OF EXECUTIVE OFFICERS

2006 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation, for fiscal 2006, awarded or earned by our Chief Executive Officer, our former Chief Financial Officer, and our three most highly compensated other executive officers during fiscal 2006. We refer to these individuals as our “named executive officers.”

						Non-Equity
				Stock	Option	Incentive	All Other
		Salary	Bonus	Awards	Awards	Plan Comp.	Comp.	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)

Stephen E. Macadam,	2006	700,000	350,000	148,446	838,778	—	30,205	2,067,429
CEO & Director(3)
David J. Morris,	2006	226,000	—	—	—	—	724,049	950,049
CFO & Treasurer(4)
George R. Judd,	2006	297,731	—	87,110	88,714	—	29,243	502,798
President & COO(5)
Steven G. Skinner,	2006	250,000	150,000	20,561	174,099	—	57,581	652,241
SVP, Industrials(6)
David J. Dalton(7)	2006	236,865	200,000	11,865	41,156	—	113,294	603,180
SVP, West

(1)	Both stock and option awards are valued based on fair value of the entire grant as calculated under Statement of Financial Accounting Standards (“SFAS”) 123R, “Share Based Payment,” on the grant date. The amounts in these columns represent the compensation cost recognized by the Company for financial statement reporting purposes during fiscal 2006 for grants made in 2006 and prior years. Stock and option awards generally vest in various increments over multi-year periods. As a result, this fair value may not be indicative of the ultimate value the executive may receive under these grants. Moreover, in valuing stock and option awards, forfeitures will be disregarded. Therefore, calculations of stock and option award values will deviate from the information in the financial statements to the extent of forfeitures. See Note 5 to the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2006 for the valuation assumptions used in determining the fair value of the awards.

(2)	We did not meet the threshold target for incentive bonuses to be paid out under our STIP and therefore no incentive bonuses were paid to the named executive officers under the Company’s STIP for 2006.

(3)	Pursuant to the terms of Mr. Macadam’s employment agreement with the Company, he was guaranteed to receive a minimum bonus of 50% of his base salary, or $350,000, for 2006. Mr. Macadam’s “All Other Compensation” includes an auto allowance of $10,000; club dues of $4,668; insurance premiums paid by the Company of $3,685; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $10,327.

(4)	Mr. Morris resigned from his position as Chief Financial Officer and Treasurer effective December 31, 2006. Mr. Morris’ “All Other Compensation” includes an auto allowance of $7,620; club dues of $6,000; insurance premiums paid by the Company of $3,213; Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $10,756; and consulting fees of $695,760. In lieu of any severance or other payments in connection with his departure, Mr. Morris entered into a consulting agreement with the Company effective December 31, 2006 whereby he receives $28,990 per month, payable over 24 months. The first such installment shall be due and payable six months after his resignation date. The total aggregate amount due to Mr. Morris under the agreement is included in his “All Other Compensation” column in 2006 and was expensed by the Company in fiscal 2006.

(5)	Mr. Judd’s “All Other Compensation” includes an auto allowance of $7,620; club dues of $6,000; insurance premiums paid by the Company of $3,874; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $11,749.

(6)	Pursuant to the terms of Mr. Skinner’s employment letter, he was guaranteed to receive a minimum bonus of 60% of his base salary, or $150,000, for 2006. Mr. Skinner’s “All Other Compensation” includes an auto allowance of $7,500; insurance premiums paid by the Company of $3,213; and relocation assistance payments made under the Company’s employee relocation policy of $46,868.

(7)	Pursuant to the terms of Mr. Dalton’s employment letter he was guaranteed to receive a minimum bonus of $100,000, in 2006. He received an additional $100,000 bonus in connection with his relocation to the Company’s Denver Sales Center in January 2006. Mr. Dalton’s “All Other Compensation” includes insurance premiums paid by the Company of $3,213; relocation assistance payments made under the Company’s employee relocation policy of $99,666; and Company contributions to his 401(k) plan account as part of the Company’s defined contribution plan of $10,415.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2006

The table below sets forth information regarding all grants of awards made to the named executive officers during fiscal 2006. For further information regarding the terms of certain of these grants pursuant to employment agreements with the named executive officers, see “Compensation Discussion and Analysis — Employment Agreements.”

					Estimated Future Payouts						Grant Date
		Estimated Possible Payouts			Under Equity Incentive				All Other		Fair Value
		Under Non-Equity Incentive			Plan Awards			All Other	Option Awards	Exercise or	of Stock
		Plan Awards(1) ($)			($)			Stock Awards	# of Shares	Base Price	and Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	# of	Underlying	of Option	Awards
Name	Date	($)	($)	($)	($)	($)	($)	Shares(2)	Option(3)	Awards ($/sh)	($)

Stephen E. Macadam	N/A	281,250	562,500	1,125,000							N/A
	6/5/06							45,774			641,294
	6/5/06								110,619	14.01	623,891
David J. Morris	N/A	62,150	124,300	228,600				—	—	—	N/A
George R. Judd	N/A	100,750	201,500	403,000							N/A
	6/5/06							32,543			455,927
	6/5/06								78,647	14.01	443,569
Steven G. Skinner(4)	N/A	75,000	150,000	225,000							N/A
	1/3/06								185,000	11.25	751,100
	6/5/06							8,760			122,728
	6/5/06								21,169	14.01	119,393
David J. Dalton	N/A	62,500	125,000	250,000							N/A
	6/5/06							5,055			70,821
	6/5/06								10,000	14.01	56,400

(1)	These columns show the range of payouts targeted for 2006 performance under the Company’s STIP as described in the section titled “Short Term Incentive Plan” in the Compensation Discussion and Analysis. The Company did not meet the threshold target for incentive bonuses to be paid under the plan and therefore no bonuses were paid under the plan to the named executive officers for 2006 as reflected in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table.

(2)	The restricted stock grants disclosed in the table were all issued pursuant to the Company’s 2006 LTIP. Each restricted stock award vests on June 5, 2011, five years after the grant date, subject to accelerated vesting. Pursuant to the accelerated vesting provision of the Restricted Stock Award Agreement, a percentage of the stock award vests upon the attainment of a specified average company share price, as defined in the Restricted Stock Award Agreement (and above under “Long Term Equity Incentive Plan”), with no more than 33.333% of the award shares vesting before June 5, 2007.

(3)	Each stock option award granted to the executives on June 5, 2006 was granted in accordance with the terms of the Nonqualified Stock Option Award Agreement under the Company’s 2006 LTIP. Each stock option award vests over a five year term, with 20% of the award vesting each January 3rd after the grant date (subject to accelerated vesting upon a Change of Control). These options were issued with a strike price of $14.01, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(4)	Mr. Skinner was also granted options to purchase 185,000 shares of the Company’s common stock on January 3, 2006. These options were issued pursuant to the terms of the Company’s 2004 LTIP and vest in five annual equal installments with an exercise price of $11.25 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held on December 30, 2006 by each of our named executive officers.

	Number of	Number of					Market Value
	Securities	Securities				Number of	of Shares
	Underlying	Underlying		Option		Shares of	of Stock
	Unexercised	Unexercised		Exercise	Option	Stock That	That Have
	Options	Options		Price	Expiration	Have Not	Not Vested
Name	Exercisable	Unexercisable		($)	Date	Vested	($)(1)

Stephen E. Macadam	150,000	600,000	(2)	13.50	10/23/15	45,774	476,050
	—	110,619	(3)	14.01	6/5/16
David J. Morris	—	—		—	—	—	—
George R. Judd	—	78,647	(3)	14.01	6/5/16	32,543	338,447
Steven G. Skinner	37,000	148,000	(4)	11.25	1/3/16	8,760	91,104
	—	21,169	(3)	14.01	6/5/16
David J. Dalton	—	5,082	(5)	3.75	3/15/08	5,055	52,572
	—	10,000	(3)	14.01	6/5/16

(1)	Computed based on the closing price of our common stock on December 29, 2006 of $10.40.

(2)	These unvested options vest as follows: 150,000 options vest on each of October 22, 2008, 2009, 2010 and 2011.

(3)	Each of these awards vest ratably over a five year term beginning January 3, 2007.

(4)	These unvested options vest as follows: 37,000 options vest on each of January 3, 2007, 2008, 2009 and 2010.

(5)	These unvested options vest on August 30, 2007.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information with respect to each exercise of stock options and each vesting of restricted stock during 2006 for each of our named executive officers.

	Number of
	Shares		Number of	Value
	Acquired on	Value Realized	Shares	Realized on
	Exercise	Upon Exercise	Acquired on	Vesting
Name	(#)	($)(2)	Vesting (#)	($)

Stephen E. Macadam(1)	10,000	121,960	—	—
David J. Dalton	10,318	90,330	—	—

(1)	Mr. Macadam was issued 10,000 options on August 31, 2004 as compensation for serving as a member of the Board. The options vested on August 31, 2005. The options were scheduled to expire on March 15, 2006 and were exercised by Mr. Macadam on February 21, 2006.

(2)	Amounts represent the difference between the exercise price of the option and the market price of our common stock at the time of the exercise.

Payments upon Termination or Change-in-Control

As described above under “Employment Agreements and Change in Control Agreements,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company for certain reasons or in connection with a change in control of the Company. Additionally, our named executive officers hold equity awards issued pursuant to our 2004 LTIP and our 2006 LTIP. Options and restricted stock issued pursuant to these plans generally automatically vest upon a change in control of the Company.

The following table describes the estimated present value of unvested stock options and restricted stock awards that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death, disability, without cause, or by executive for good reason on December 30, 2006 or if a change in control of the Company occurred on such date.

	Value of	Value of
	Options(1)	Restricted Stock(1)	Total(1)

Stephen E. Macadam	$0	$476,050	$476,050
George R. Judd	$0	$338,447	$338,447
David J. Morris(2)	—	—	—
Steven G. Skinner	$0	$91,104	$91,104
David J. Dalton	$33,795	$52,572	$86,367

(1)	Computed based on the closing price of our common stock on December 29, 2006 of $10.40.

(2)	Mr. Morris did not own any options or restricted shares when he left the Company effective December 31, 2006.

In addition to accelerated vesting of outstanding equity awards, our named executive officers are entitled to receive certain other payments in connection with certain termination events and/or a change in control of the Company. In the case of Messrs. Macadam and Judd, any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with the restrictive covenants contained in their respective agreements. These restrictive covenants prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of eighteen months to two years following the later of the expiration or termination of employment under the agreement.

In the event that any of the named executive officers’ employment is terminated by the Company “for cause”, we are only obligated to pay the executive his salary and provide the executive with fringe benefits through the date of termination.

As described above under “Employment Agreements and Change in Control Agreements,” certain of our named executive officers are entitled to receive payments in connection with their termination by the Company. The following table describes the estimated present value of payments that would have been due to the named executive officers in the event that certain termination events described below had occurred on December 30, 2006. Such amounts would be payable pursuant to the terms of their agreements with Company as described in the footnotes to the table as well as above under “Employment Agreements and Change in Control Agreements”.

			Continuing	Outplacement
	Salary and	401(k)	Medical	Services
	Bonus	Contributions	Coverage	Allowance

Stephen E. Macadam(1)	$2,600,000	$19,800	$25,676	$25,000
George R. Judd(2)	$1,002,284	$19,800	$25,676	$25,000
David J. Morris(3)	—	—	—	—
Steven G. Skinner(4)	$250,000	—	—	—
David J. Dalton(5)	$680,343	$10,150	$12,838	$25,000

(1)	Mr. Macadam would be entitled to these payments, only in the event his employment was terminated either by the Company without cause or by Mr. Macadam for good reason (as such terms are defined in his employment agreement).

(2)	Mr. Judd would be entitled to these payments, only in the event his employment was terminated either by the Company without cause or by Mr. Judd for good reason (as such terms are defined in his employment agreement).

(3)	Mr. Morris entered into a Consulting Agreement with the Company on November 17, 2006 which governs all payments to be made to Mr. Morris in connection with his departure from the Company effective December 31, 2006.

(4)	Mr. Skinner would be entitled to these payments, only in the event that within 180 days of a change in control either (i) his position is eliminated or (ii) he is asked to relocate more than 50 miles from Atlanta.

(5)	Mr. Dalton would be entitled to these payments, in the event his employment was terminated for any reason other than for cause (as such term is defined in his employment letter).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the shares of our common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of December 30, 2006. Our stockholder-approved equity compensation plans are the 2004 LTIP and the 2006 LTIP. We do not have any non-stockholder approved equity compensation plans.

(c)
Number of Securities
Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a))

Equity compensation plans approved by security holders	1,845,558	$10.98	1,351,539
Equity compensation plans not approved by security holders	—	n/a	—
Total	1,845,558	$10.98	1,351,539

DIRECTOR COMPENSATION FOR 2006

Shown below is information concerning the compensation for each member of the Board for fiscal 2006.

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)

Richard S. Grant(3)	85,000	40,096	—	125,096
Richard B. Marchese(4)	85,000	14,800	—	99,800
Alan H. Schumacher(5)	111,250	—	—	111,250
Charles H. McElrea(6)	—	—	530,010	530,010
Steven F. Mayer	—	—	—	—
Jeffrey J. Fenton	—	—	—	—
Mark A. Suwyn	—	—	—	—
Lenard B. Tessler	—	—	—	—
Robert G. Warden	—	—	—	—

(1)	Our directors who are neither current or former employees of the Company nor current or former employees or members of Cerberus’ operations team, referred to as our outside directors, receive an annual director’s fee of $50,000. In addition, each outside director receives a fee of $1,250 for each directors’ meeting attended. Outside directors also receive a fee of $20,000 for serving as chairperson of a committee or $10,000 for being a member of a committee. Directors who are currently or were previously employed by the Company or Cerberus, or who are or were formerly members of Cerberus’ operations team, do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings. Historically, we have granted each outside director options to purchase 10,000 shares of our common stock upon joining our Board. Such options generally vest one year from the date of the grant.

(2)	Option awards are valued based on fair value of the entire grant as calculated under SFAS 123R, “Share Based Payment,” on the grant date. The amounts in these columns represent the compensation cost recognized by the Company for financial statement reporting purposes during fiscal 2006 for grants made to Mr. Grant and Mr. Marchese, respectively, when they joined our Board in 2005. Their stock option awards vested in 2006, one year from the date of each grant. As a result, this fair value may not be indicative of the ultimate value the executive may receive under these grants. See Note 5 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2006, for the valuation assumptions used in determining the fair value of option awards.

(3)	Mr. Grant serves as a member of the Audit Committee of the Board. As of December 30, 2006. Mr. Grant had fully vested options to purchase 10,000 shares of the Company’s common stock at the exercise price of $11.40 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(4)	Mr. Marchese serves as a member of the Audit Committee of the Board. As of December 30, 2006, Mr. Marchese had fully vested options to purchase 10,000 shares of the Company’s common stock at the exercise price of $11.69 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(5)	Mr. Schumacher serves as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board of Directors.

(6)	Mr. McElrea, the Company’s former Chief Executive Officer, retired from that position in October 2005. In connection with his retirement, the Company and Mr. McElrea entered into a retirement and consulting agreement pursuant to which the Company agreed to pay Mr. McElrea a consulting fee of $58,890 per month, payable in 24 monthly installments. The first such installment was paid on April 20, 2006. Mr. McElrea continues to serve as a member of our Board.

Compensation Committee Interlocks and Insider Participation

Messrs. Fenton, Schumacher and Suwyn are the current members of the Compensation Committee. None of the current members of the Compensation Committee are current or former officers or employees of the Company. Mr. Fenton is an employee of Cerberus and Mr. Suwyn was formerly an advisor to Cerberus.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.bluelinxco.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee held twelve meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit

Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 30, 2006 with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 30, 2006 for filing with the SEC.

Respectfully Submitted by:

The Audit Committee of the
Board of Directors:

Alan Schumacher, Chairman
Richard Grant
Richard Marchese

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Our law department and Corporate Secretary are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our shareholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our law department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.

If a related person transaction is identified by the law department as one which must be reported in our Proxy Statement pursuant to applicable SEC regulations, we present the transaction to the Audit Committee for its review and approval or ratification. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

Other than the transactions described below, for the last fiscal year there has not been, nor is there currently proposed, any “transaction,” as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any “related person,” as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Temporary Staffing Provider

We use Tandem Staffing Solutions, or Tandem, an affiliate of Cerberus, as the temporary staffing company for our office located in Atlanta, Georgia. We incurred total temporary staffing expenses of $2.0 million for 2006.

Other SG&A

We use ATC Associates, Inc. and SBI Group, Cerberus affiliates, for real estate surveys and information technology consulting. These expenses totaled $206,580 for fiscal 2006.

Rental Car Provider

For fiscal 2006, we incurred expenses for car rentals in the amount of $332,922. These services were provided by Vanguard Car Rental USA Inc., an affiliate of Cerberus.

Non-Independent Directors

Seven of the current members of our Board do not meet the independence standards promulgated under the listing standards of the NYSE. Five of the current members of our Board are either current or former employees of or advisors to Cerberus. Messrs. Fenton, Tessler, Mayer and Warden are currently employed by Cerberus. Mr. Suwyn was formerly an advisor to Cerberus.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICAL CONDUCT

Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.bluelinxco.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.

Our Board has adopted a policy to self-evaluate its performance on an annual basis.

Our Code of Ethical Conduct, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.bluelinxco.com. Any amendment to or waiver of our Code of Ethical Conduct for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.bluelinxco.com. Additionally, our corporate governance guidelines and Code of Ethical Conduct are available in print to any shareholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

Our Code of Ethical Conduct provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our Code of Ethical Conduct, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

SUBMISSION OF STOCKHOLDER PROPOSALS

We currently expect to hold our 2008 annual meeting of stockholders in May 2008. There are two different deadlines for submitting stockholder proposals for the 2008 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 30, 2007. Proposals should be addressed to our secretary, Barbara V. Tinsley, at our principal executive offices, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.

In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2008 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our secretary, Barbara V. Tinsley, at our principal executive offices, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before March 2, 2008, but no earlier than February 1, 2008; provided, that, in the event the date of the 2008 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2007 annual meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2008 annual meeting and no later than the later of 90 days before the 2008 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

FORM OF PROXY CARD
BLUELINX HOLDINGS INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned appoints Barbara V. Tinsley and Lynn A. Wentworth, and each of them, as proxies, each with the power to appoint her substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on April 9, 2007, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held on May 30, 2007, and at any and all adjournments or postponements thereof. The Board of Directors unanimously recommends a vote in favor of Proposal 1 and Proposal 2.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.
(Continued and to be dated and signed on reverse side)

BLUELINX HOLDINGS INC. 2007 ANNUAL MEETING
1.	Proposal to elect ten directors to hold office until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified.

•	Jeffrey J. Fenton

•	Richard S. Grant

•	Stephen E. Macadam

•	Richard B. Marchese

•	Steven F. Mayer
•	Charles H. McElrea

•	Alan H. Schumacher

•	Mark A. Suwyn

•	Lenard B. Tessler

•	Robert G. Warden

☐	FOR the nominees listed above.	☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed below:

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
Dated:                                                                                                                                                                                    , 2007
Signature(s) in box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.